Exhibit 99.1

	Contacts:	Joyce M. Schuldt, Executive VP & CFO Pioneer Drilling Company 210-828-7689
Lisa Elliott / lelliott@drg-e.com
Anne Pearson / apearson@drg-e.com
DRG&E / 713-529-6600

FOR IMMEDIATE RELEASE
Pioneer Drilling Discloses Findings of Internal Investigation
and Reports First Quarter 2008 Financial Results
Second quarter results and conference call are scheduled for
Thursday, August 7 at 2:00 p.m. Eastern Time
SAN ANTONIO, Texas, August 5, 2008 — Pioneer Drilling Company, Inc. (AMEX: PDC) today announced that it has filed its Form 10-Q for the quarter ended March 31, 2008 with the Securities and Exchange Commission. As previously reported, the Company’s Board of Directors formed a special subcommittee to investigate certain questions raised with respect to the effectiveness of the Company’s internal control over financial reporting. The special subcommittee engaged independent legal counsel and forensic accountants to assist in the investigation.
     During the course of the investigation, no information was discovered that evidences a material weakness in the Company’s internal control over financial reporting or requires a restatement of the Company’s historical financial statements. Upon filing timely the 2008 second quarter Form 10-Q with the Securities and Exchange Commission, the Company expects to meet the extended filing deadline established by the American Stock Exchange (“AMEX”) for continued listing of the Company’s common stock and regain compliance with Sections 134 and 1101 of the AMEX Company Guide. The Company will notify the AMEX Listing Qualification Department of this development.
     The Company has also delivered its financial statements for the quarter ended March 31, 2008 to its lenders, together with a compliance certificate, as required under the Company’s senior revolving credit facility led by Wells Fargo Bank, N.A. and Fortis Merchant Banking.
     Commenting on the results of the investigation, Pioneer’s President and CEO, Wm. Stacy Locke said, “We are thankful that this internal investigation is complete and we can now turn our full attention to operating our business and ensuring that Pioneer continues to be a leader in our industry.”

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First Quarter 2008 Financial Results
Net income for the first quarter of 2008 was $11.8 million, or $0.24 per diluted share, compared with net income of $14.8 million, or $0.29 per diluted share, for the three months ended December 31, 2007 (“the prior quarter”), and net income of $17.2 million, or $0.34 per diluted share, for the three months ended March 31, 2007 (“the year-earlier quarter”). The first quarter was impacted by a $0.01 per diluted share favorable tax benefit compared with a $0.04 per diluted share favorable tax benefit.
     The first quarter of 2008 included the 31 days’ contribution from the new Production Services Division, whose businesses were acquired from the WEDGE Group and Competition Wireline on March 1, 2008, plus the contribution from the our Colombian operations, which commenced in the third quarter of 2007.
     Revenues for the first quarter were $113.4 million, compared with $104.6 million for the prior quarter and $103.3 million for the year-earlier quarter. The Drilling Services Division contributed $100.0 million of revenues, and the Production Services Division contributed $13.4 million of revenue for the one-month period in the first quarter of 2008. EBITDA(1) for the first quarter increased $1.1 million from the prior quarter to $36.2 million but declined $4.1 million from the year-earlier quarter. Cash flows from operations for the three months ended March 31 totaled $40.0 million, an increase of $3.4 million versus the prior quarter and $3.5 million compared with the year-earlier quarter.
     Selling, general and administrative expenses increased $1.9 million from the prior quarter and $3.9 million versus the year-earlier quarter, primarily due to additional compensation-related costs associated with the addition of WEDGE personnel, expanding the Company’s land drilling operations into Colombia and enhancing the corporate staff to manage the our transition into a multinational, oilfield services company. Interest expense paid on the new senior secured revolving credit facility used to fund the WEDGE acquisition totaled $1.6 million for the first quarter. Other income for the first quarter was favorably impacted by a $1.1 million foreign currency translation gain related to our operations in Colombia.
     “The first quarter of 2008 marked significant progress towards Pioneer’s long-term strategic transformation from a domestic land driller into a multi-service, international oilfield services company, with the closing of the WEDGE acquisition and our continued expansion into Colombia,” said Locke. “The WEDGE acquisition has been accretive to earnings from the outset. While we experienced lower drilling margins and utilization during the first quarter as a result of surplus rig capacity in the U.S. land market, we believe the first quarter marks the bottom of the current industry cycle. And the reduced drilling margins we experienced were

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partially offset by a strong margin contribution from Production Services. We also continue to be very pleased with the growth in our new Colombian operations and expect it to continue to be a strong contributor to revenues and profitability going forward,” Locke said
Pioneer Conference Call
     Pioneer’s management team will hold a conference call Thursday, August 7, at 2:00 p.m. Eastern Time (1:00 p.m. Central Time), to discuss these results and the second quarter 2008 results, which will be released that morning at 6:00 a.m. Eastern Time. To participate in the call, dial (303) 205-0066 at least 10 minutes early and ask for the Pioneer Drilling conference call. A replay will be available approximately two hours after the call ends and will be accessible until August 14. To access the replay, dial (303) 590-3000 and enter the pass code 11118059#.
     The conference call will also be available on the Internet at Pioneer’s Web site at www.pioneerdrlg.com. To listen to the live call, visit Pioneer’s Web site at least 10 minutes early to register and download any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or e-mail dmw@drg-e.com.
About Pioneer
     Pioneer Drilling Company provides land contract drilling services to independent and major oil and gas operators in Texas, Louisiana, Oklahoma, Kansas, the Rocky Mountain region and internationally in Colombia though its Pioneer Drilling Services Division. The Company also provides workover rig, wireline and fishing and rental services to producers in the U.S. Gulf Coast, Mid-Continent and Rocky Mountain regions through its Pioneer Production Services Division. Its fleet consists of 69 land drilling rigs that drill at depths of 6,000 and 18,000 feet, 66 workover rigs (sixty one 550-horsepower rigs, four 600-horsepower rigs and one 400-horsepower rig), 51 wireline units, and fishing and rental tools.
Cautionary Statement Regarding Forward-Looking Statements, non-GAAP Financial Measures and Reconciliations
     Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in this news release as a result of a variety of factors, including general economic and business conditions and industry trends, the continued strength or weakness of the contract land drilling industry in the geographic areas in which we operate, decisions about onshore exploration and development projects to be made by oil and gas companies, the highly competitive nature of our business, difficulty in integrating the services of acquired companies, including the production services businesses of WEDGE and Competition, in an efficient and effective manner, the availability, terms and deployment of capital, the availability of qualified personnel, changes in, or our failure or inability to comply with, government regulations, including those relating to the environment, the economic and business conditions of our international operations, challenges in achieving strategic objectives, and the risk that our markets do not evolve as anticipated. We have discussed these factors in more detail in our transition report on Form 10-KT for the fiscal year ended December 31, 2007 and our quarterly report on Form 10-Q for the quarter ended March 31,

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2008. These factors are not necessarily all the important factors that could affect us. Unpredictable or unknown factors we have not discussed in this news release, in our annual report on Form 10-K or in our quarterly reports on Form 10-Q could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as the date on which they are made and we undertake no duty to update or revise any forward-looking statements. We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.
     This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided below.

(1)	We define EBITDA as earnings before interest income (expense), taxes, depreciation and amortization. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. A reconciliation of net income to EBITDA can be found later in the release. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.
- Financial Statements Follow -

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PIONEER DRILLING COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,		December 31,
	2008	2007	2007
Revenues	$113,397	$103,347	$104,589

Costs and Expenses:
Operating Costs	70,426	59,189	63,736
Depreciation	17,119	14,736	16,661
Selling, general and administrative	7,722	3,824	5,822
Bad debt expense (recovery)	135	—	(15)

Total operating costs	95,402	77,749	86,204

Operating income	17,995	25,598	18,385

Other income (expense):
Interest expense	(1,574)	—	(1)
Interest income	585	881	808
Other	1,092	8	97

Total other	103	889	904

Income before taxes	18,098	26,487	19,289

Income tax expense	(6,250)	(9,269)	(4,512)

Net earnings	$11,848	$17,218	$14,777

Earnings per share:
Basic	$0.24	$0.35	$0.30

Diluted	$0.24	$0.34	$0.29

Weighted average number of shares outstanding:
Basic	49,759	49,619	49,651
Diluted	50,291	50,127	50,188

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2008	December 31, 2007
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$15,618	$76,703
Receivables, net	68,491	47,370
Contract drilling in progress	16,603	7,861
Deferred income taxes	5,334	3,670
Inventory	2,813	1,180
Prepaid expenses and other	6,022	5,073

Total current assets	114,881	141,857

Net property and equipment	570,312	417,022
Deferred income taxes	708	573
Goodwill	172,228	—
Other long-term assets	43,140	760

Total assets	$901,269	$560,212

Liabilities and Equity
Current liabilities:
Current maturities of long-term debt	$23,457	$—
Accounts payable	24,888	21,424
Income taxes payable	4,371	—
Prepaid drilling contracts	3,082	1,933
Accrued expenses	32,140	18,693

Total current liabilities	87,938	42,050
Long-term debt	271,563	—
Other non-current liabilities	5,087	254
Deferred taxes	51,430	46,836

Total liabilities	416,018	89,140
Total shareholders’ equity	485,251	471,072

Total liabilities and shareholders’ equity	$901,269	$560,212

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	March 31,		December 31,
	2008	2007	2007
Cash flows from operating activities:
Net earnings	$11,848	$17,218	$14,777
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	17,119	14,736	16,661
Allowance for doubtful accounts	135	—	(15)
Loss (gain) on dispositions of property and equipment	(23)	576	884
Stock-based compensation expense	951	587	1,031
Deferred income taxes	554	6,179	1,672
Change in other assets	74	5	(519)
Change in non-current liabilities	(88)	(85)	(103)
Changes in current assets and liabilities	9,415	(2,761)	2,239

Net cash provided by operating activities	39,985	36,455	36,627

Cash flows from investing activities:
Acquisition of WEDGE, net of cash acquired	(313,610)	—	—
Acquisition of Competition Wireline, net of cash acquired	(26,101)	—	—
Purchases of property and equipment	(32,938)	(27,870)	(27,033)
Purchase of auction rate securities, net	(16,475)	—	—
Proceeds from sale of property and equipment	933	1,477	806

Net cash used in investing activities	(388,191)	(26,393)	(26,227)

Cash flows from financing activities:
Payments of debt	(22,001)	—	—
Proceeds from issuance of debt	311,500	—	—
Debt issuance costs	(3,281)	—	—
Proceeds from sale of common stock	653	110	—
Excess tax benefit of stock option exercises	250	19	—

Net cash provided by financing activities	287,121	129	—

Net increase (decrease) in cash and cash equivalents	(61,085)	10,191	10,400

Beginning cash and cash equivalents	76,703	74,754	66,303

Ending cash and cash equivalents	$15,618	$84,945	$76,703

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Operating Statistics
(in thousands)
(unaudited)

		Three Months Ended
	March 31,	March 31,	December 31,
	2008	2007	2007
Drilling Services Division:
Revenues	$100,041	$103,347	$104,589
Operating costs	63,497	59,189	63,736

Drilling services margin (1)	$36,544	$44,158	$40,853

Average number of drilling rigs	67.0	64.3	67.0
Utilization rate	84%	90%	86%
Revenue days	5,186	5,203	5,343

Average revenues per day	$19,291	$19,863	$19,575
Average operating costs per day	12,244	11,376	11,929

Drilling services margin per day (2)	$7,047	$8,487	$7,646

Production Services Division:
Revenues	$13,356	$—	$—
Operating costs	6,929	—	—

Production services margin (1)	$6,427	$—	$—

EBITDA (3)	$36,206	$40,342	$35,143

Reconciliation of combined Drilling services margin and Production services margin and EBITDA to net earnings:

Drilling services margin	$36,544	$44,158	$40,853
Production services margin	6,427	—	—

Combined margin	42,971	44,158	40,853

General and administrative	(7,722)	(3,824)	(5,822)
Bad debt expense	(135)	—	15
Other income (expense) recovery	1,092	8	97

EBITDA	36,206	40,342	35,143

Depreciation	(17,119)	(14,736)	(16,661)
Interest income (expense), net	(989)	881	807
Income tax expense	(6,250)	(9,269)	(4,512)

Net earnings	$11,848	$17,218	$14,777

(1)	Drilling services margin represents contract drilling revenues less contract drilling operating costs. Production services margin represents production services revenue less production services operating costs. Pioneer believes that Drilling services margin and Production services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under generally accepted accounting principles. However, Drilling services margin and Production services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. A reconciliation of Drilling services margin and Production services margin to net earnings is included in the operating statistics table. Drilling services margin and production services margin as presented may not be comparable to other similarly titled measures reported by other companies.

(2)	Drilling services margin per revenue day represents the Drilling Services Division’s average revenue per revenue day less average operating costs per revenue day.

(3)	We define EBITDA as earnings before interest income (expense), taxes, depreciation and amortization. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. A reconciliation of net income to EBITDA can be found later in the release. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Capital Expenditures
(in thousands)

				Budget
		Three Months Ended		Fiscal Year Ending
	March 31,	March 31,	December 31,	December 31,
	2008	2007	2007	2008
Capital expenditures:

Drilling Services Division:
Routine rigs	$4,007	$4,724	$5,570	$21,200
Discretionary	19,014	12,227	14,350	47,600
Tubulars	1,047	3,589	2,740	12,600
New-builds and acquisitions	746	9,487	3,012	20,000

Total Drilling Services Division capital expenditures	24,814	30,027	25,672	101,400

Average routine rig capital expenditures per revenue day (1)	$773	$908	$1,077	$998

Production Services Division:
Routine	108	—	—	2,030
New-builds and acquisitions	3,031	—	—	39,800

Total Production Services Division capital expenditures	3,139	—	—	41,830

Total capital expenditures	$27,953	$30,027	$25,672	$143,230

(1)	Average routine rig capital expenditures per revenue day represents the Drilling Services Division’s routine rig capital expenditures divided by the number of revenue days for each period presented.

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Drilling Rig, Workover Rig and Wireline Unit Information

	Rig Type
	Mechanical	Electric	Total Rigs
Drilling Services Division:

Drilling rig horsepower ratings:
550 to 700 HP	6	—	6
750 to 900 HP	15	2	17
1000 HP	17	12	29
1200 to 1500 HP	3	14	17

Total	41	28	69

Drilling drilling depth ratings:
Less than 10,000 feet	8	2	10
10,000 to 13,900 feet	30	7	37
14,000 to 18,000 feet	3	19	22

Total	41	28	69

Production Services Division:

Workover rig horsepower ratings:
400 HP			1
550 HP			61
600 HP			4

Total			66

Wireline units			51

Fishing & Rental Tools Inventory			$14 Million